UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington D. C. 20549

                                     Form 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                       Commission File Number:  333-115858

                        Structured Asset Securities Corporation
            (as Depositor) under the Trust Agreement, dated as September 1, 2004 providing for the issuance of Mortgage Pass-Through Certificates
                                    Series 2004-18H
                  (Exact name of registrant as specified in charter)

Address, including zip code, and telephone number, including area code, of registrant's principal executive offices:

          745 Seventh Avenue, 7th Floor, New York, N. Y.           10019
               (212) 526 - 7000
           (Address of principal executive offices)              (Zip Code)



Title of each class of securities covered by this Form:
 A1, A2, A3, A4, A5, A-IO1, A-IO2, B1, B2, B3
     ---------------------------------

Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:  None
                                 ----

The appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports: Rule 15d-6
                  ----------

Approximate number of holders of record as of the certification or notice date:
      18
     -----

Pursuant to the requirements of the Securities Exchange Act of 1934 Structured Asset Securities Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date: January 28, 2005
               ---------------

     Filed on behalf of Structured Asset Securities Corporation, by Citibank N.A., as Trustee for Structured Asset Securities Corporation,
     Mortgage Pass-Through Certificates, Series 2004-18H.

                  By:       /s/ Karen Schluter
                            -------------------------
                  Company:  Citibank, N.A. as Trustee